UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 9, 2008

NBTY, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-31788	11-2228617
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Smithtown Avenue	11779
Ronkonkoma, New York	(Zip Code)
(Address of Principal Executive Offices)

(631) 567-9500

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.            ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

NBTY, Inc. submitted the best and highest bid at an auction was held on June 9, 2008 for the purchase of substantially all of the assets of Leiner Health Products, Inc. (“Leiner”).  In connection with the auction, NBTY entered into an amended and restated Asset Purchase Agreement (the “Agreement”) for the purchase of substantially all of the assets of Leiner for approximately $371 million plus assumption of certain liabilities.  The Agreement provides for a downward purchase price adjustment if the amount of actual working capital at the closing is less than $110 million, and for an upward purchase price adjustment if the amount of actual working capital at closing is greater than $110 million.  The Agreement is subject to the approval of the bankruptcy court presiding over Leiner’s chapter 11 bankruptcy proceedings.  The purchase transaction is also subject to regulatory and other customary approvals and customary closing conditions.  NBTY expects to consummate the acquisition by no later than September 2008.

There is no material relationship between NBTY and Leiner other than in respect of the Agreement and the prior Asset Purchase Agreement entered into by NBTY and Leiner on May 30, 2008 (the “Initial Agreement”), as previously disclosed in NBTY’s report on Form 8-K dated May 30, 2008.

NBTY issued a press release on June 10, 2008 which announced the execution of the Agreement. A copy of the press release is filed as Exhibit 99.1.

ITEM 9.01.            FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits.

99.1   Press release issued by NBTY, Inc., dated June 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2008

NBTY, INC.

By:	/s/ Harvey Kamil
Harvey Kamil
President and Chief Financial Officer